EXHIBIT 3.01

      The following new Article 143 was adopted and approved by special resolution on October 28, 2005 and included in the Shire Pharmaceuticals Group plc’s Articles of Association:

SHARES NOT OTHERWISE SUBJECT TO THE SCHEME

143.

(A)	In this article, the “Scheme” means the Scheme of Arrangement dated 26th September, 2005 proposed between the Company and its members subject to that scheme of arrangement, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court.

(B)	Notwithstanding any other provision of the articles, if the Company issues any ordinary share after the time at which this article becomes effective and prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, such shares shall be allotted and issued subject to the terms of the Scheme and the holders of such shares shall be bound by the Scheme accordingly.

(C)	If any ordinary shares are issued to any person (a “new member”) (other than to Shire plc or its nominee(s)) at or after confirmation by the Court of the reduction of capital provided for under the Scheme they will, provided that the Scheme has become effective and that Shire plc is a member of the Company, be immediately transferred to Shire plc (and/or its nominee(s)) in consideration of and conditional upon the issue to the new member of the same number of ordinary shares in Shire plc.

(D)	The ordinary shares in Shire plc issued pursuant to paragraph (C) of this article shall be credited as fully paid and shall rank pari passu in all respects with all other ordinary shares in Shire plc of the same class in issue at the time (other than as regards any dividend or other distribution payable, or return of capital made, by reference to a record time preceding the date of exchange) and be subject to the Memorandum and Articles of Association of Shire plc.

(E)	The number of ordinary shares in Shire plc to be allotted and issued under paragraph (C) of this article may be adjusted by the board following any variation in the share capital of either the Company or Shire plc or such other event as the board considers fair and reasonable on such adjusted terms as the board may determine provided that no such adjustment may be made unless the auditors have confirmed in writing to the board that, in their opinion, such adjustment is fair and reasonable.

(F)	To give effect to any transfer required by this article, the Company may appoint any person to execute and deliver as transferor a form or instructions of transfer on behalf of the new member in favour of Shire plc and/or its nominee(s) and to agree for and on behalf of the new member to become a member of Shire plc. Pending the registration of Shire plc as the holder of any shares in the Company, Shire plc shall be empowered to appoint a person to act as attorney on behalf of the new member in accordance with such directions as Shire plc may give in relation to any dealings with or disposal of such shares (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and, if a person is so appointed to act as attorney, the new member shall not be entitled to exercise any rights attaching thereto except:

(i)	to the extent that the person appointed to act as attorney fails to act in accordance with the directions of Shire plc; and

(ii)	in accordance with the directions of Shire plc.